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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934



                       Ship Finance International Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Shares, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    G81075106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [X] Rule 13d-1(d)


----------
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  G81075106
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Frontline Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                             (a) [_]
                                                                    (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          73,383

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          73,383

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          73,383

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                  [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO

--------------------------------------------------------------------------------

CUSIP No.  G81075106
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Hemen Holding Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                             (a) [_]
                                                                    (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          18,128,177

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          18,128,177

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          18,128,177

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                  [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          24.92%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO

--------------------------------------------------------------------------------

CUSIP No.  G81075106
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Farahead Investment Inc.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                             (a) [_]
                                                                    (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Liberia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          12,000,000

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          12,000,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          12,000,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                  [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          16.50%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO

--------------------------------------------------------------------------------

CUSIP No.  G81075106
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Farahead Holdings Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                             (a) [_]
                                                                    (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          12,000,000

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          12,000,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          12,000,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                  [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          16.50%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO

--------------------------------------------------------------------------------

CUSIP No.  G81075106
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Greenwich Holdings Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                             (a) [_]
                                                                    (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          30,128,177

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          30,128,177

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          30,128,177

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                  [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          41.42%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO

--------------------------------------------------------------------------------

CUSIP No.  G81075106
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          John Fredriksen

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                             (a) [_]
                                                                    (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          30,201,560

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          30,201,560

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          30,201,560

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                  [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          41.52%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN

--------------------------------------------------------------------------------

CUSIP No.  G81075106
--------------------


Item 1(a).  Name of Issuer:

                 Ship Finance International Limited
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

                 Par-la-Ville Place
                 14 Par-la-Ville Road
                 Hamilton HM 08, Bermuda
            --------------------------------------------------------------------


Item 2(a).  Name of Person Filing:

                 Frontline Ltd.
                 Hemen Holding Limited
                 Farahead Investment Inc.
                 Farahead Holding Ltd.
                 Greenwich Holdings Ltd.
                 John Fredriksen
            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

                 Frontline Ltd.
                 Par-la-Ville Place
                 14 Par-la-Ville Road
                 Hamilton HM 08, Bermuda

                 Hemen Holding Limited
                 c/o Seatankers Management Co. Ltd.
                 P.O. Box 53562
                 CY-3399 Limassol, Cyprus

                 Farahead Investment Inc.
                 c/o Seatankers Management Co. Ltd.
                 P.O. Box 53562
                 CY-3399 Limassol, Cyprus

                 Farahead Holding Ltd.
                 c/o Seatankers Management Co. Ltd.
                 P.O. Box 53562
                 CY-3399 Limassol, Cyprus

                 Greenwich Holding Ltd.
                 c/o Seatankers Management Co. Ltd.
                 P.O. Box 53562
                 CY-3399 Limassol, Cyprus

                 John Fredriksen
                 c/o Seatankers Management Co. Ltd.
                 P.O. Box 53562
                 CY-3399 Limassol, Cyprus

            --------------------------------------------------------------------

      (c).  Citizenship:

                 Frontline Ltd. - Bermuda
                 Hemen Holding Limited - Cyprus
                 Farahead Investment Inc. - Liberia
                 Farahead Holding Ltd. - Cyprus
                 Greenwich Holding Ltd. - Cyprus
                 John Fredriksen - Cyprus
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

                 Common Shares, par value $1.00 per share
            --------------------------------------------------------------------

      (e).  CUSIP Number:

                 G81075106
            --------------------------------------------------------------------


Item 3. If This Statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

      (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78o).

      (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

      (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [_]    An investment adviser in accordance with section
                 240.13d-1(b)(1)(ii)(E);

      (f) [_]    An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j) [_]    Group, in accordance with section 240.13d-1(b)(1)(ii)(J).


Item 4.     Ownership.

      (a)   Amount beneficially owned:

                      Frontline Ltd. - 73,383
                      Hemen Holding Limited - 18,128,177
                      Farahead Investment Inc. - 12,000,000
                      Farahead Holding Ltd. - 12,000,000
                      Greenwich Holding Ltd. - 30,128,177
                      John Fredriksen - 30,201,560
            --------------------------------------------------------------------

      (b)   Percent of class:

                      Frontline Ltd. - 0%
                      Hemen Holding Limited - 24.92%
                      Farahead Investment Inc. - 16.50%
                      Farahead Holding Ltd. - 16.50%
                      Greenwich Holding Ltd. - 41.42%
                      John Fredriksen - 41.52%
            --------------------------------------------------------------------

      (c)   Number of shares as to which the person has:

         (i)     Sole power to vote or to direct the vote

                      Not Applicable

         (ii)    Shared power to vote or to direct the vote

                      Frontline Ltd. - 73,383
                      Hemen Holding Limited - 18,128,177
                      Farahead Investment Inc. - 12,000,000
                      Farahead Holding Ltd. - 12,000,000
                      Greenwich Holding Ltd. - 30,128,177
                      John Fredriksen - 30,201,560

         (iii)   Sole power to dispose or to direct the disposition of

                      Not Applicable

         (iv)    Shared power to dispose or to direct the disposition of

                      Frontline Ltd. - 73,383
                      Hemen Holding Limited - 18,128,177
                      Farahead Investment Inc. - 12,000,000
                      Farahead Holding Ltd. - 12,000,000
                      Greenwich Holding Ltd. - 30,128,177
                      John Fredriksen - 30,201,560
            --------------------------------------------------------------------


Item 5.     Ownership of Five Percent or Less of a Class.

                      Not Applicable
            --------------------------------------------------------------------


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

                      Not Applicable
            --------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                      Not Applicable
            --------------------------------------------------------------------


Item 8.     Identification and Classification of Members of the Group.

                      Not Applicable
            --------------------------------------------------------------------


Item 9.     Notice of Dissolution of Group.

                      Not Applicable
            --------------------------------------------------------------------


Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          FRONTLINE LTD.

                                          By:  /s/ Tor Olav Troim
                                               ----------------------
                                            Name:  Tor Olav Troim
                                           Title:  Vice President and Director
                                            Date:  February 14, 2008


                                          HEMEN HOLDING LIMITED

                                          By:  /s/ Eva Agathangelou
                                               ----------------------
                                            Name:  Eva Agathangelou
                                           Title:  Director
                                            Date:  February 14, 2008


                                          FARAHEAD INVESTMENT INC.

                                          By:  /s/ Marios Saveriades
                                               ----------------------
                                            Name:  Marios Saveriades
                                           Title:  President
                                            Date:  February 14, 2008


                                          FARAHEAD HOLDING LTD.

                                          By:  /s/ Marios Saveriades
                                               ----------------------
                                            Name:  Marios Saveriades
                                           Title:  Director
                                            Date:  February 14, 2008


                                          GREENWICH HOLDING LTD.

                                          By:  /s/ Stelios Savvides
                                               ----------------------
                                            Name:  Stelios Savvides
                                           Title:  Director
                                            Date:  February 14, 2008


                                          JOHN FREDRIKSEN

                                          By:  /s/ John Fredriksen
                                               ----------------------
                                            Name:  John Fredriksen
                                            Date:  February 14, 2008

                                                                       Exhibit A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated February 14, 2008 relating to the Common Stock, of Ship Finance International Limited shall be filed on behalf of the undersigned.

                                          FRONTLINE LTD.

                                          By:  /s/ Tor Olav Troim
                                               ----------------------
                                            Name:  Tor Olav Troim
                                           Title:  Vice President and Director
                                            Date:  February 14, 2008


                                          HEMEN HOLDING LIMITED

                                          By:  /s/ Eva Agathangelou
                                               ----------------------
                                            Name:  Eva Agathangelou
                                           Title:  Director
                                            Date:  February 14, 2008


                                          FARAHEAD INVESTMENT INC.

                                          By:  /s/ Marios Saveriades
                                               ----------------------
                                            Name:  Marios Saveriades
                                           Title:  President
                                            Date:  February 14, 2008


                                          FARAHEAD HOLDING LTD.

                                          By:  /s/ Marios Saveriades
                                               ----------------------
                                            Name:  Marios Saveriades
                                           Title:  Director
                                            Date:  February 14, 2008


                                          GREENWICH HOLDING LTD.

                                          By:  /s/ Stelios Savvides
                                               ----------------------
                                            Name:  Stelios Savvides
                                           Title:  Director
                                            Date:  February 14, 2008


                                          JOHN FREDRIKSEN

                                          By:  /s/ John Fredriksen
                                               ----------------------
                                            Name:  John Fredriksen
                                            Date:  February 14, 2008

SK 23153 0001 854450